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EXHIBIT 10.29

        NOTE PURCHASE AGREEMENT

AMONG

UBIQUITEL OPERATING COMPANY,

UBIQUITEL INC.,

AND PURCHASERS LISTED ON SIGNATURE PAGES HERETO

DATED AS OF FEBRUARY 14, 2003

RELATING TO:

$15,000,000
UBIQUITEL OPERATING COMPANY'S SENIOR UNSECURED SERIES B NOTES
DUE DECEMBER 31, 2008

AND

WARRANTS TO PURCHASE UP TO 11,250,000 SHARES OF COMMON STOCK OF
UBIQUITEL INC.

        THIS NOTE PURCHASE AGREEMENT dated as of February 14, 2003 by and among UBIQUITEL OPERATING COMPANY, a Delaware corporation ("UbiquiTel"), UBIQUITEL INC., a Delaware corporation ("Parent" and, together with UbiquiTel, each a "Company"), and the parties listed in Schedule I hereto (each a "Purchaser" and collectively, the "Purchasers").

W I T N E S S E T H:

        In consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

        SECTION 1.    SALE AND PURCHASE OF SERIES B NOTES AND WARRANTS

        1.1    Sale of Notes and Warrants.    UbiquiTel agrees to sell to the Purchasers Series B Notes in the aggregate principal amount of $15,000,000 and, subject to the terms and conditions hereof and in reliance upon the representations and warranties of the Companies contained herein or made pursuant hereto, each Purchaser severally, but not jointly, agrees, subject to Sections 1.4 and 1.5 hereof, to purchase from UbiquiTel on the Closing Date, a Series B Note or Series B Notes in the principal amount listed opposite such Purchaser's name in Schedule I attached hereto. Parent agrees to sell to the Purchasers Warrants to purchase 11,250,000 Shares and, subject to the terms and conditions hereof and in reliance upon the representations and warranties of the Companies contained herein or made pursuant hereto, each Purchaser severally, but not jointly, agrees, subject to Sections 1.4 and 1.5 hereof, to purchase from Parent on the Closing Date Warrants to purchase such number of Shares as is set forth opposite such Purchaser's name in Schedule I. The aggregate purchase price to be paid to UbiquiTel by the Purchasers for such Series B Notes and Warrants is $11,250,000. The purchase price to be paid to UbiquiTel by each Purchaser for such Series B Notes and Warrants is set forth opposite such Purchaser's name in Schedule I attached hereto ("Purchase Price"). If one or more Purchasers default in their obligation to purchase Series B Notes on the Closing Date, and, as a result UbiquiTel has insufficient proceeds to fund the Exchange Offer or UbiquiTel elects not to consummate the Exchange Offer for any reason whatsoever, UbiquiTel and Parent may in their sole discretion decline to sell any Series B Notes or Warrants to the Purchasers and may terminate this Purchase Agreement without penalty or further obligation to the Purchasers, provided, however, that such termination shall not relieve the defaulting Purchaser or Purchasers of any liability that they may otherwise have to UbiquiTel and Parent by reason of such default.

        1.2    Description of Notes and Warrants.    As used herein, "Series B Notes" means $15,000,000 aggregate principal amount of UbiquiTel's 14% Senior Unsecured Series B Notes Due December 31, 2008 issued pursuant to this Purchase Agreement. Each Series B Note will be substantially in the form set forth as Exhibit A hereto. The Company and each Purchaser agree that the information set forth on the face of the form of such Series B Note with respect to the issue price (which represents the price at which the Series B Note would have been issued if it had been issued separate and apart from the Warrants), original issue discount and yield to maturity is true and correct. Interest on the Series B Notes shall accrue from the Closing Date and shall be payable semi-annually, in arrears, on the fifteenth day of April and October of each year, commencing October 15, 2005, at the interest rates and in the manner specified herein and in the form of Series B Note. As used herein, "Warrants" means warrants to purchase in the aggregate up to 11,250,000 shares of Common Stock issued pursuant to this Purchase Agreement. Each Warrant to be issued to a Purchaser who is a member of the board of directors of Parent ("Director") or an affiliate of a Director shall be substantially in the form set forth as Exhibit B-1 hereto and each Warrant to be issued to any other Purchaser (other than a Director or an affiliate of a Director) shall be substantially in the form set forth as Exhibit B-2 hereto. The Warrants shall be exercisable, beginning on the date provided in the respective form of Warrant set forth in Exhibit B-1 or Exhibit B-2 hereto, at an exercise price of $0.01 per share, at any time prior to December 31, 2008, subject to adjustment as provided in the form of Warrant.

        1.3    Deposits into Escrow.    Pursuant to and in accordance with the Escrow Agreement (i) each Purchaser shall deliver to Greenberg Traurig, LLP, as Escrow Agent, to hold on behalf of the Companies, by wire transfer of immediately available funds, an amount equal to the Purchase Price (which, together with interest and other earnings thereon, shall constitute the "Escrow Fund"), and (ii) the Companies shall deliver to Greenberg Traurig, LLP, Escrow Agent, to hold on behalf of each Purchaser a Series B Note registered in the name of such Purchaser in the form of a single Series B Note in the denomination listed in Schedule I hereto or in any Authorized Denomination as agreed to by each Purchaser, and Parent will deliver a Warrant registered in the name of each Purchaser for the number of Shares listed in Schedule I. Greenberg Traurig, LLP shall hold such deliveries in escrow pursuant to the terms of the Escrow Agreement attached as Exhibit F.

        1.4    Reduction of Purchase Price.    Notwithstanding Section 1.1 hereof, if the aggregate Purchase Price required to fund the Exchange Offer (the "Exchange Offer Funding Amount") at the Closing is less than $11,250,000, the Purchase Price for each Purchaser, for the purchase of Series B Notes and Warrants, shall be reduced to an amount determined by multiplying the amount of such Purchase Price by a fraction, the numerator of which is the Exchange Offer Funding Amount and the denominator of which is 11,250,000, in which case the amount of Series B Notes and the number of shares subject to purchase pursuant to the Warrant to be issued at the Closing shall be adjusted accordingly. Such reduced Purchase Price shall be the "Adjusted Purchase Price". At the Closing, Schedule I shall be amended to reflect the Adjusted Purchase Price, amount of Series B Notes, and number of Shares to be issued pursuant to Warrants, for each Purchaser at the Closing. The difference between the Purchase Price initially deposited into escrow and the Adjusted Purchase Price disbursed to the Company pursuant to Section 2.2 shall continue to be held in escrow as part of the Escrow Funds.

        1.5    Post Closing Sales.

        (a)  During the period following the Closing and until the Termination Date, if UbiquiTel purchases Subordinated Notes in exchange for Senior Discount Notes and/or cash in transactions which are not part of the Exchange Offer, in privately negotiated transactions or otherwise, all as contemplated by the Offering Memorandum, the remaining Escrow Funds shall be used by UbiquiTel to purchase Subordinated Notes, in which case, to the extent so used, the Companies shall issue additional Series B Notes and Warrants (in principal amount and number of shares subject to purchase thereunder, respectively, corresponding to the amount so used from the Escrow Fund) to each Purchaser in the proportionate amount to which such Purchaser is entitled.

        (b)  As of the Termination Date, if and to the extent any Escrow Funds have not been disbursed to purchase Subordinated Notes hereunder pursuant to this Section 1, each Purchaser shall have the option, exercisable by notice to UbiquiTel prior to the Termination Date, to purchase additional Series B Notes and Warrants in any amount up to such Purchasers' proportionate share of such undisbursed Escrow Funds. For each Purchaser who exercises such option, the Companies shall issue Series B Notes and Warrants (in principal amount and number of shares subject to purchase thereunder, respectively, corresponding to the amount subject to the options exercised) to such Purchaser in an amount equal to the amount specified by such Purchaser in such notice, and shall disburse to such Purchaser any amounts (including interest) remaining in the Escrow Fund to which such Purchaser is entitled. The Companies shall disburse to each Purchaser who does not exercise such option such amounts (including interest) remaining in the Escrow Fund to which such Purchaser is entitled. The Series B Notes and Warrants purchased pursuant this Section 1.5(b) shall have a maximum aggregate Purchase Price of $2,000,000, and if Purchasers exercise their options hereunder in an amount that exceeds $2,000,000, such options shall be proportionately reduced.

        (c)  Subject to the limitation set forth in Section 7.9 hereof, the Companies may sell Series B Notes and Warrants to any Purchaser in excess of the amount listed opposite such Purchaser's name on Schedule I (assuming such Purchaser agrees), or to any other Person who becomes a Purchaser by executing a counterpart of this Purchase Agreement and being listed by the Company on Schedule I, provided that (i) the total principal amount of Series B Notes purchased hereunder does not exceed $20,000,000, and (ii) the Purchasers are given notice of such purchases.

        (d)  The Company and each Purchaser agree that any Series B Note purchased hereunder after the Closing through, and including, the Termination Date shall be issued at an issue price equal to 95% of the Accreted Value of a Series B Note as at the date of issuance of such Series B Note.

        SECTION 2.    THE CLOSING

        2.1    Date and Time of Closing.    The closing of the purchase and sale of the Series B Notes and Warrants (the "Closing") will take place at the offices of Greenberg Traurig LLP, 1750 Tysons Boulevard, Suite 1200, McLean, Virginia, at 1:00 P.M., local time, on the date of and contemporaneously with the closing of the Exchange Offer or at such other time on such date as shall be mutually agreed to by the Companies and the Purchasers. Such time and date are herein referred to as the "Closing Date".

        2.2    Deliveries at Closing.    On the Closing Date, (i) the Escrow Agent will deliver to each Purchaser from the escrow the Series B Note and Warrant deposited into escrow issuable for the Adjusted Purchase Price applicable to such Purchaser, and (ii) the Escrow Agent will deliver to UbiquiTel from the escrow, on behalf of the Purchasers, by wire transfer of immediately available funds, the aggregate of the Adjusted Purchase Price for the Purchasers.

        2.3    Termination.    If the Closing Date has not occurred on or before the Termination Date, this Purchase Agreement shall terminate, no party shall have any further obligation to any other party hereunder, and the Escrow Agent shall deliver to the Purchasers by wire transfer of immediately available funds, the amounts deposited into escrow by the Purchasers and all interest earned thereon, and shall return to the Companies any Series B Notes and Warrants held in escrow.

        SECTION 3.    DEFINITIONS

        For purposes of this Purchase Agreement, the Series B Notes and the Warrants, the following definitions shall apply (such definitions to be equally applicable to both the singular and plural forms of the terms defined):

        "Accreted Value" means, for any specified date, the amount set forth on the Accreted Value Schedule attached hereto as of the last day of the month next preceding such specified date, provided that if any specified date is not the last day of the month, such amount shall be prorated to include such additional Accreted Value based on the number of days in the month in which the specified date occurs.

        "Adjusted Purchase Price" has the meaning set forth in Section 1.4 hereof.

        "Authorized Denomination" with respect to the Series B Notes means a principal amount of at least $100,000, multiplied by the percentage, if any, of the original principal of the Series B Notes that shall have been prepaid.

        "Business Day" means any day, other than a Saturday, Sunday or legal holiday, on which banks in Pennsylvania are open for business.

        "Capital Lease" as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

        "Capital Lease Obligations" of any Person means all rental obligations under Capital Leases that, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as Indebtedness in accordance with such principles.

        "Change of Control" means the occurrence of any of the following: (a) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of UbiquiTel and its Subsidiaries taken as a whole to any "person" or "group" (as such terms are used in Section 13(d)(3) of the Securities Exchange Act) (whether or not otherwise in compliance with this Purchase Agreement); (b) the adoption of a plan relating to the liquidation or dissolution of UbiquiTel; (c) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" or "group" (as such terms are used in Section 13(d)(3) of the Securities Exchange Act), other than any underwriters in connection with an underwritten public offering, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act, except that a person or group shall be deemed to have "beneficial ownership" of all securities that the person or group has the right to acquire, whether the right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the outstanding equity interests entitled to vote in the election for the board of directors of UbiquiTel (measured by voting power rather than the number of shares); or (d) the first day on which more than a majority of the members of the board of directors of the Company are not Continuing Directors, disregarding for such calculation any members of the board of directors that have been elected by the holders of any preferred stock of UbiquiTel issued after the Closing Date pursuant to the terms thereof set forth in UbiquiTel's Certificate of Incorporation or any Certificate of Designations related to such preferred stock.

        "Change of Control Offer" has the meaning set forth in Section 6.3(a) hereof.

        "Change of Control Payment" has the meaning set forth in Section 6.3(a) hereof.

        "Change of Control Payment Date" has the meaning set forth in Section 6.3(b) hereof.

        "Closing" has the meaning set forth in Section 2.1 hereof.

        "Closing Date" has the meaning set forth in Section 2.1 hereof.

        "Code" means the Internal Revenue Code of 1986, as amended, and the regulations and interpretations thereunder.

        "Commission" means the Securities and Exchange Commission and any other similar or successor agency of the federal government administering the Securities Act or the Securities Exchange Act.

        "Common Stock" means the common stock of Parent, par value $0.0005.

        "Companies" or "Company", as the context requires, means Parent and UbiquiTel, and their respective successors and assigns.

        "Continuing Directors" means, as of any date of determination, any member of the Company's Board of Directors who (a) was a member of the Board of Directors on the Closing Date or (b) was nominated for election to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election.

        "Environmental Lien" has the meaning set forth in Section 7.6(a) hereof.

        "ERISA" has the meaning set forth in Section 4.9 hereof.

        "Escrow Fund" has the meaning set forth in Section 1.3 hereof.

        "Event of Default" has the meaning set forth in Section 14(a) hereof.

        "Exchange Offer" means an offer to the holders of UbiquiTel's Subordinated Notes to exchange the Subordinated Notes for Senior Discount Notes and up to $11.25 million in cash derived from the proceeds of the financing to be consummated pursuant to this Purchase Agreement.

        "Exchange Offer Funding Amount" has the meaning set forth in Section 1.4 hereof.

        "GAAP" means generally accepted accounting principles as from time to time in effect, including the statements and interpretations of the United States Financial Accounting Standards Board.

        "Guarantee" has the meaning set forth in Section 10.8.

        "Guarantor" means Parent, each Restricted Subsidiary that executes a Guarantee on the Closing Date, and each other Subsidiary that subsequently becomes a Guarantor in accordance with Section 9 hereof.

        "Hazardous Materials" means any pollutant, toxic substance, hazardous waste, material, compound, element or chemical identified as such or determined to be hazardous or toxic by a governmental agency under the Comprehensive Environmental Response Compensation and Liability Act (CERCLA), 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act (RCRA), 42 U.S.C. 6901 et seq., the Toxic Substances Control Act (TSCA), 15 U.S.C. 2601 et seq., the Water Pollution Control Act (CWA), 33 U.S.C. 1251 et seq., the Clean Air Act (CAA), 42 U.S.C. 7501 et seq., the Occupational Safety and Health Act (OSHA), 29 U.S.C. 655, and any other federal, state, local or municipal laws, statutes, ordinances, codes, rules or regulations imposing liability or establishing standards of conduct for environmental protection.

        "Hedging Obligations" means obligations under interest rate swap agreements, interest rate cap agreements and interest rate collar agreements or other agreements or arrangements designed to protect against fluctuations in interest rates.

        "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of (a) borrowed money; (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit, or reimbursement agreements in respect thereof; (c) banker's acceptances; (d) representing Capital Lease Obligations; (e) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or (f) representing any Hedging Obligations; if and to the extent any of the preceding, other than letters of credit and Hedging Obligations, would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP; provided, however, that Indebtedness representing the Senior Discount Notes shall be calculated without giving effect to the application of Statement of Financial Accounting Standards No. 15 as it relates specifically to the Senior Discount Notes; and provided, further, the amount of any Indebtedness outstanding as of any date shall be (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and (2) the principal amount thereof, in the case of any other Indebtedness. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person, whether or not such Indebtedness is assumed by the specified Person and, to the extent not otherwise included, the guarantee by such Person of any Indebtedness of any other Person.

        "Intellectual Property Rights" means all intellectual property rights in the United States, including without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, copyright applications, know-how, trade secrets, inventions, proprietary processes and formulae.

        "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security interest of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same effect as any of the foregoing, any assignment or other conveyance of any right to receive income and any assignment of receivables with recourse against the assignor), any filing of a financing statement as debtor under the Uniform Commercial Code or any similar statute and any agreement to give or make any of the foregoing.

        "Majority Series B Noteholders" means the holder or holders, at the time, of at least a majority of the aggregate principal amount of the Series B Notes then outstanding.

        "Material Adverse Effect" means a material adverse effect on the assets, properties, liabilities, business, results of operations or financial condition of Parent and its Subsidiaries on a consolidated basis, excluding economic factors affecting the national economy generally or the industry in which the Companies compete generally.

        "Material Contracts" means all contracts and agreements of the Companies and any of their Subsidiaries which are required to be included in Parent's SEC Filings by Item 601(b)(10) of Regulation S-K promulgated by the Commission or which have been filed with Parent's SEC Filings.

        "Offer Amount" has the meaning set forth in Section 6.3(c) hereof.

        "Offering Memorandum" means the confidential offering memorandum of UbiquiTel dated January 23, 2003, as the same may be amended or supplemented, relating to the Exchange Offer.

        "Offer Period" has the meaning set forth in Section 6.3(c) hereof.

        "Outstanding" or "outstanding" means, when used with reference to the Series B Notes as of a particular time, all Series B Notes theretofore duly issued except (i) Series B Notes theretofore reported as lost, stolen, mutilated or destroyed or surrendered for transfer, exchange or replacement, in respect of which new or replacement Series B Notes have been issued by UbiquiTel, (ii) Series B Notes theretofore paid in full and (iii) Series B Notes theretofore canceled by UbiquiTel; except that for the purpose of determining whether holders of the requisite principal amount of Series B Notes have made or concurred in any declaration, waiver, consent, approval, notice, annulment of acceleration or other communication under this Purchase Agreement or under any Series B Notes, Series B Notes registered in the name of, as well as Series B Notes owned beneficially by, Parent or any Subsidiary shall not be deemed to be outstanding.

        "Parent" has the meaning ascribed thereto in the introductory paragraph of this Purchase Agreement.

        "Parent's SEC Filings" means all required notifications, reports, schedules, forms, statements and other documents required to be filed by Parent with the SEC under the Securities Exchange Act since December 31, 2001 (including all exhibits and schedules thereto, but not including any information set forth in Item 9 of Current Reports on Form 8-K).

        "Permitted Liens" means, (a) Liens on the assets of the Companies and Subsidiaries of the Companies securing Indebtedness and other obligations under the Senior Credit Facility; (b) Liens in favor of UbiquiTel or any Guarantor; (c) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with UbiquiTel or any Guarantor; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with UbiquiTel or the Guarantor; (d) Liens on property existing at the time of acquisition thereof by UbiquiTel or any Guarantor, provided that such Liens were in existence prior to the contemplation of such acquisition; (e) Liens and deposits made to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (f) Liens securing Indebtedness of UbiquiTel or any Guarantor represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of leasing or financing all or any part of the purchase price or cost of construction or improvement of inventory, property, plant or equipment used in its business in an aggregate principal amount not in excess of $5.0 million at any time outstanding; (g) Liens existing on the Closing Date; (h) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (i) Liens for security for payment of workers' compensation or other insurance or arising under workers' compensation laws or similar legislation; (j) Liens relating to zoning restrictions, easements, licenses, reservations, title defects, rights of others for rights of way, utilities, sewers, electric lines, telephone or telegraph lines, and other similar purposes, provisions, covenants, conditions, waivers, restrictions on the use of property or irregularities of title and, with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee, none of which materially impairs the use of any parcel of property material to the operation of UbiquiTel's or its Guarantors' business or the value of such property for the purpose of such business; (k) Liens arising by operation of law in favor of landlords, carriers, warehousemen, bankers, mechanics, materialmen, laborers, employees or suppliers, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof; (l) Liens arising from leases, subleases, licenses or other similar rights granted to third Persons not interfering with the ordinary course of UbiquiTel's or its Guarantors' business; (m) any Lien securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit; and (n) Liens incurred in the ordinary course of business of UbiquiTel or any Guarantor with respect to obligations that do not exceed $5.0 million at any one time outstanding.

        "Person" or "person" means an individual, corporation, limited liability company, partnership, firm, association, joint venture, trust, unincorporated organization, government, governmental body, agency, political subdivision or other entity.

        "Proposed Repayment Amount" has the meaning set forth in Section 7.11 hereof.

        "Purchase Agreement" means this Note Purchase Agreement (together with exhibits and schedules) as from time to time supplemented or amended or as the terms hereof may be waived.

        "Purchase Date" has the meaning set forth in Section 6.3(c) hereof.

        "Purchase Price" has the meaning set forth in Section 1.1 hereof.

        "Purchaser(s)" means the parties listed in Schedule I hereto, any additional Persons who become Purchasers pursuant to Section 1.5(c), and their successors and assigns.

        "Registration Rights Agreement" means an agreement among Parent and the Purchasers of even date herewith providing for certain registration rights of Purchasers with respect to the Shares issued upon the exercise of their Warrants substantially in the form set forth in Exhibit C attached hereto.

        "Restricted Subsidiary" means each of VIA Holding Inc., a California corporation, VIA Wireless LLC, a California limited liability company, and VIA Building, LLC, a Nevada limited liability company.

        "Rule 144" means (i) Rule 144 under the Securities Act as such Rule is in effect from time to time, and (ii) any successor rule, regulation or law, as in effect from time to time.

        "Rule 144A" means (i) Rule 144A under the Securities Act as such Rule is in effect from time to time, and (ii) any successor rule, regulation or law, as in effect from time to time.

        "Securities Act" means the Securities Act of 1933, as amended from time to time, and the rules, regulations and interpretations thereunder.

        "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and the rules, regulations and interpretations thereunder.

        "Senior Credit Facility" means the senior credit facility dated March 31, 2000, as amended from time to time, among the lenders party thereto in their capacities as lenders thereunder and Paribas, as Administrative Agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements or documents may have been or may be further amended, supplemented or otherwise modified from time to time by reason of any consent or waiver or otherwise, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including without limitation, increasing the amount of available borrowings thereunder or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

        "Senior Discount Notes" means the 14% Senior Discount Notes due May 15, 2010 to be issued by UbiquiTel pursuant to the Senior Discount Notes Indenture.

        "Senior Discount Notes Indenture" means the indenture to be entered into contemporaneously with the consummation of the Exchange Offer among UbiquiTel, the guarantors named therein, and The Bank of New York, as trustee, together with the related documents thereto, in each case as such indenture or documents may be amended, supplemented or otherwise modified from time to time by reason of any consent or waiver or otherwise.

        "Senior Indebtedness" means the Indebtedness of the Companies under the Senior Credit Facility, the Series B Notes and the Senior Discount Notes and any other Indebtedness incurred by the Company that specifically provides that such Indebtedness is to rank pari passu with the Senior Credit Facility, the Series B Notes and the Senior Discount Notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness of the Company.

        "Series B Indebtedness" means (i) the principal of, and interest arising with respect to, the Series B Notes, and (ii) all other obligations of either Company arising out of or in connection with this Purchase Agreement or the Series B Notes or any other documents relating to the Series B Notes or this Purchase Agreement.

        "Series B Note" or "Series B Notes" has the meaning set forth in Section 1.2 hereof.

        "Share" or "Shares" means the shares of Common Stock obtained or obtainable upon exercise of the Warrants and shall also include any capital stock or other securities into which such shares of Common Stock are changed and any capital stock or other securities resulting from or comprising a reclassification, combination or subdivision of, or a stock dividend on, such Shares.

        "Subordinated Notes" means the 14% Senior Subordinated Notes Due 2010 issued by UbiquiTel pursuant to the Subordinated Notes Indenture.

        "Subordinated Notes Indenture" means the indenture dated as of April 11, 2000, as supplemented, among UbiquiTel, the guarantors named therein, and American Stock Transfer & Trust Company, as trustee, together with the related documents thereto, in each case as such indenture or documents may have been or may be further amended, supplemented or otherwise modified from time to time by reason of any consent or waiver or otherwise.

        "Subsidiary" means any corporation, limited liability company, association or other entity (i) in which more than 50% of any shares of stock or other equity interests are owned directly or indirectly by Parent, or (ii) over which Parent has effective control by virtue of control of a majority of the board of directors or similar governing body of such corporation, limited liability company, association or other entity or otherwise.

        "Termination Date" means April 15, 2003, or such other date as may be agreed upon by all of the parties to this Purchase Agreement.

        "Transaction Documents" means this Purchase Agreement, the Series B Notes, the Warrants, the Registration Rights Agreement, the Escrow Agreement, and the Guarantee.

        "UbiquiTel" has the meaning ascribed thereto in the introductory paragraph of this Purchase Agreement.

        "Warrants" has the meaning set forth in Section 1.2 hereof.

        SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE COMPANIES

        Each of the Companies represents and warrants to the Purchaser as follows as of the date hereof and as of the Closing Date:

        4.1    Corporate Existence, Power and Authority.

        (a)  Each Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Company is duly qualified, licensed and authorized to do business and is in good standing in each jurisdiction in which it owns or leases any material property or in which the conduct of its business requires it to so qualify or be so licensed, except for such jurisdictions where the failure to so qualify or be so licensed would not have a Material Adverse Effect.

        (b)  No proceeding has been commenced looking toward the dissolution or merger of either Company or the amendment of its respective certificate of incorporation. Neither Company is in violation in any respect of its certificate of incorporation or bylaws.

        (c)  Each Company has all requisite corporate power, authority and legal right to own or to hold under lease and to operate the properties it owns or holds and to conduct its business as now being conducted.

        (d)  Each Company has all requisite power, authority and legal right to execute, deliver, enter into, consummate and perform this Purchase Agreement, the Series B Notes and the Warrants, including, without limitation, the issuance by UbiquiTel of the Series B Notes and the issuance by Parent of the Warrants and the Shares as contemplated herein and therein. The execution, delivery and performance of this Purchase Agreement, the Series B Notes and the Warrants by each Company (including, without limitation, the issuance by UbiquiTel of the Series B Notes and the issuance by Parent of the Warrants and the reservation and issuance of the Shares as contemplated herein and therein) have been duly authorized by all required corporate actions. Each Company and each Subsidiary has duly executed and delivered this Purchase Agreement and the other Transaction Documents to which it is a party. This Purchase Agreement constitutes, and the Series B Notes, the Guarantee and the Warrants when issued will constitute, the legal, valid and binding obligations of the Company or Subsidiary which is a party thereto, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to the rights of creditors generally. The Shares when issued will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive or any other similar rights of the shareholders of the Company or others.

        4.2    Capitalization.

        (a)  UbiquiTel and Parent have the following outstanding capital stock:

        The authorized capital stock of UbiquiTel consists of 10,000 shares of common stock, par value $0.01 per share; 1,000 shares of such stock are issued and outstanding as of February 14, 2003, and all of such stock is owned beneficially and of record by Parent. All of the issued and outstanding shares of common stock of UbiquiTel have been duly authorized and validly issued, are fully paid and nonassessable and are free and clear of any preemptive rights.

        The authorized capital stock of Parent consists of (i) 240,000,000 shares of Common Stock, of which 81,590,534 shares were issued and outstanding as of February 14, 2003, and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share, of which no shares were issued and outstanding as of February 14, 2003. All of the issued and outstanding shares of Common Stock of Parent have been duly authorized and validly issued, are fully paid and nonassessable and are free and clear of any preemptive rights.

        (b)  Except as set forth in Schedule II attached hereto, there are no (i) outstanding preemptive, conversion or other rights; (ii) options, warrants or agreements granted by, issued by, or binding upon, Parent or UbiquiTel for the issuance, sale, purchase, repurchase, redemption, acquisition or other transfer of their securities; or (iii) agreements, restrictions or encumbrances (such as a right of first refusal, right of first offer, proxy, voting agreement, etc.) to which either Company or any Subsidiary is a party with respect to the acquisition, sale, voting, registration or transfer of any shares of capital stock of either Company (whether outstanding or issuable upon conversion or exercise of outstanding securities).

        4.3    Subsidiaries.    Schedule III attached hereto lists all of the Subsidiaries of the Companies. All the outstanding shares of capital stock of, or other equity and ownership interests in, each such Subsidiary have been validly issued, are fully paid and nonassessable and are owned directly or indirectly by Parent, free and clear of all pledges, claims, Liens, charges, encumbrances and security interests of any kind or nature whatsoever, except for the Permitted Liens. Each Subsidiary is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its state of incorporation or organization. Each Subsidiary is duly qualified, licensed and authorized to do business and is in good standing in each jurisdiction in which it owns or leases any material property or in which the conduct of its business requires it to so qualify or be so licensed, except for such jurisdictions where the failure to so qualify or be so licensed would not have a Material Adverse Effect.

        4.4    No Defaults or Conflicts.

        (a)  No Event of Default has occurred and is continuing.

        (b)  Neither Company is in violation or default under any (i) Material Contract in any material respect, or (ii) other indenture, agreement or instrument to which it is a party or by which it or its properties may be bound the violation of which or default under which would have a Material Adverse Effect.

        (c)  The execution, delivery and performance by each Company of this Purchase Agreement, the Series B Notes, the Warrants and any of the transactions contemplated hereby (including, without limitation, the consummation of the Exchange Offer and the issuance of the Series B Notes, the Warrants and the Shares as contemplated herein and therein) does not and will not (i) violate or conflict with, with or without the giving of notice or the passage of time or both, any provision of (A) the respective certificates of incorporation and bylaws of either Company (or similar governing documents) or (B) assuming the consent of the required lenders under the Senior Credit Facility is obtained, in any material respect, any law, rule, regulation, order, judgment, writ, injunction, decree, agreement, indenture or other instrument applicable to the Companies or any of their respective properties, (ii) result in the creation of any Lien upon any of either Company's properties, assets or revenues, (iii) except as required pursuant to the Senior Credit Facility and subject to compliance by the Purchasers with the representations and warranties set forth in Section 5(b) hereof, require the consent, waiver, approval, order or authorization of, or declaration, registration, qualification or filing with, any Person (whether or not a governmental authority), (iv) cause antidilution clauses of any outstanding securities to become operative or give rise to any preemptive or similar rights, or (v) require shareholder approval under the requirements or standards of any securities exchange or automated quotation system on which Parent's securities may be listed, except that the Warrants, to the extent issued to any director of Parent, may not vest or become excercisable until approved by a vote of Parent's shareholders.

        4.5    Reports and Financial Statements.

        (a)  Parent has filed all required Parent's SEC Filings. As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Parent's SEC Filing filed pursuant to the Securities Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein not misleading. Each of the financial statements (including the related notes) included in Parent's SEC Filings presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Parent and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods and at the respective dates involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to the absence of notes and normal year-end adjustments. No investigation by the Commission is currently pending with respect to any of Parent's SEC Filings or any of the Companies' activities.

        (b)  Except as disclosed in Parent's SEC Filings, Parent and UbiquiTel have not incurred any liabilities, other than (A) liabilities incurred in the ordinary course of business, (B) liabilities for taxes, or (C) liabilities that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. All liability reserves established by the Companies and each of their Subsidiaries are reasonably believed by the Companies to be adequate. There are no loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5) which are not adequately provided for in the financial statements referenced in Section 4.5(a), above, as of the respective dates thereof.

        4.6    Litigation.    Except as disclosed in Parent's SEC Filings, there is no action, suit, proceeding, investigation or claim pending or, to Parent's knowledge, threatened in law, equity or otherwise before any court, administrative agency or arbitrator, which either (i) questions the validity of this Purchase Agreement, the Series B Notes, the Warrants, the Shares, or the Exchange Offer, or any action taken or to be taken pursuant hereto or thereto, or (ii) would be required to be disclosed in Parent's SEC Filings under the Securities Exchange Act.

        4.7    Absence of Changes.    Except as disclosed in Parent's SEC Filings or as set forth on Schedule IV attached hereto, since September 30, 2002, there has not been:

        (a)  any Material Adverse Effect;

        (b)  any agreement to incur any Indebtedness, other than with respect to the Exchange Offer or in the ordinary course of business;

        (c)  any asset or property of the Companies made subject to a Lien of any kind, other than Permitted Liens;

        (d)  any waiver of any material right of the Companies or the cancellation of any material Indebtedness or claim held by the Companies;

        (e)  any declaration or payment of dividends on, or other distributions with respect to, or any direct or indirect redemption or acquisition of, any shares of the capital stock of the Companies, or any agreement or commitment therefor;

        (f)    any mortgage or pledge (other than a Permitted Lien), or any sale, assignment or transfer of any tangible or intangible material assets of the Companies (except for sales in the ordinary course of business);

        (g)  any loan or advance or guarantee of Indebtedness by the Companies to any Person in excess of $100,000 or any agreement or commitment therefor;

        (h)  any damage, destruction or loss (whether or not covered by insurance), other than ordinary wear and tear, that would have a Material Adverse Effect;

        (i)    any material change in the accounting methods or practices followed by the Companies; or

        (j)    any modification or termination of any Material Contract, or any execution by the Company of a new Material Contract, which could reasonably be expected to have a Material Adverse Effect other than as disclosed in Parent's SEC Filings.

        4.8    Taxes.    Each Company has filed all necessary federal and state income and franchise tax returns and has paid all taxes shown by such returns, which are due and payable, and any related or similar assessment, fine or penalty, except as such tax, assessment, fine or penalty may be or is being contested in good faith, and all of the foregoing returns are true, correct and complete in all material respects. All federal, state, local and foreign income, profits, franchise, sales, use, occupation, property, excise, payroll, withholding and other taxes (including interest and penalties) required to have been paid or accrued by the Companies and their Subsidiaries have been fully paid or are adequately provided for in their financial statements, other than those being contested in good faith by appropriate proceedings and for which reserves, if any, required by GAAP, have been established on their financial statements. No material issues have been raised (and are currently pending) by the Internal Revenue Service or any other taxing authority in connection with any of the returns and reports referred to above, and no waivers of statutes of limitations have been given or requested with respect to the Companies or any of their Subsidiaries. Neither Company has any material liabilities for taxes other than those incurred in the ordinary course of business and in respect of which adequate reserves are being maintained by it in accordance with GAAP consistently applied.

        4.9    ERISA.    Each Company is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, and the regulations and interpretations thereunder (collectively "ERISA"). Neither Company has engaged in any "prohibited transaction" which would subject it to a tax or penalty on prohibited transactions imposed by ERISA or by the Code that could reasonably be expected to have a Material Adverse Effect. With respect to each such plan (other than any multi-employer plan) that is intended to meet the qualification requirements of Section 401(a) of ERISA, all material amendments have been adopted and all other material steps have been taken that are required to have been adopted or taken as of the date hereof in order to maintain the continuing qualified status of such plan, and the continuing exemption of any trust funding or forming part of such plan, from the date of establishment of such plan to the date hereof. No liability to the Pension Benefit Guaranty Corporation has been or is expected to be incurred with respect to any such plan. There has been no "reportable event", as defined in ERISA, with respect to any such plan, and no event or condition exists which presents a material risk of termination of any such plan by the Pension Benefit Guaranty Corporation.

        4.10    Intellectual Property Rights.    Each of the Companies and their Subsidiaries owns or is licensed to use all Intellectual Property Rights necessary for the conduct of its business as currently conducted. To the Companies' knowledge, neither the Companies nor their Subsidiaries have violated or infringed, and are not currently violating or infringing, and the Companies and their Subsidiaries have not received any written communications alleging that the Companies (or any of their Subsidiaries, employees or consultants) have violated or infringed or, by conducting its business as presently proposed to be conducted, would violate or infringe, the Intellectual Property Rights of any other person or entity. To the knowledge of the Companies, no person is infringing on or violating the Intellectual Property Rights owned by the Companies or their Subsidiaries.

        4.11    Material Contracts.    Parent has filed all Material Contracts with the Commission. Neither the Companies, their Subsidiaries, nor, to the Companies' knowledge, any other party, is in default in any material respect under any of the Material Contracts.

        4.12    Legal Compliance.

        (a)  Each Company has complied with all applicable laws, rules, regulations, orders, licenses, judgments, writs, injunctions, decrees or demands, except to the extent that failure to comply would not have a Material Adverse Effect. The Company does not hold any licenses issued by the Federal Communications Commission for personal communications services that are used in the conduct of its business.

        (b)  There are no adverse orders, judgments, writs, injunctions, decrees or demands of any court or administrative body, domestic or foreign, or of any other governmental agency or instrumentality, domestic or foreign, outstanding against either Company.

        4.13    Environmental Compliance.

          (a)  To the best of the Companies' knowledge, there is no Hazardous Material about or in, in material violation of law, any real property owned by either Company.

          (b)  Neither Company has:

            (i)    used, installed, stored, spilled, released, transported, disposed of or discharged any Hazardous Material upon, into, beneath, from or affecting such real property owned by the Companies in violation of applicable law, or

            (ii)  received any written notice, citation, subpoena, summons, complaint or communication from any Person with respect to the presence of Hazardous Material in any real property owned by the Companies alleging facts which, if true, would result in a liability or obligation on the part of the Company that would have a Material Adverse Effect, nor has either Company received such a communication claiming the presence of Hazardous Material on real property on which the Company leases or operates tower sites alleging facts which, if true, would result in a liability or obligation on the part of the Company that would have a Material Adverse Effect.

        4.14    Offering of Series B Notes and Warrants.    Neither Company nor any agent or other Person acting on its behalf has, directly or indirectly, (i) offered any of the Series B Notes, Warrants or Shares (A) by any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) or (B) for sale to or solicited offers to buy any thereof from, or otherwise approached or negotiated with respect thereto with, any Person other than the Purchasers and certain investors each of which either Company reasonably believed was an "accredited investor" within the meaning of Regulation D under the Securities Act or (ii) done or caused to be done (or has omitted to do or to cause to be done) any act which act (or which omission) would result in bringing the issuance or sale of the Series B Notes, Warrants or Shares within the provisions of Section 5 of the Securities Act.

        4.15    Disclosure.    This Purchase Agreement, including the schedules and exhibits attached hereto, when taken as a whole, does not contain any untrue statement of a material fact, and, when taken as a whole, does not omit to state a material fact necessary in order to make the statements contained herein or therein not misleading. Other than general business, economic, and industry conditions, there is no fact known to the Companies which would have a Material Adverse Effect which has not been set forth in this Purchase Agreement or in Parent's SEC Filings.

        SECTION 5.    REPRESENTATIONS AND COVENANTS OF THE PURCHASERS

        Each Purchaser hereby makes the representations and warranties, as to such Purchaser only, to the Companies as follows as of the date hereof and as of the Closing Date:

          (a)  Such Purchaser has all requisite power, authority and legal right to execute, deliver, enter into, consummate and perform this Purchase Agreement. The execution, delivery and performance of this Purchase Agreement by such Purchaser have been duly authorized by all required corporate or similar actions. Such Purchaser has duly executed and delivered this Purchase Agreement, and this Purchase Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against such Purchaser in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to the rights of creditors generally.

    (b)
    (i)    Such Purchaser is an "accredited investor" as that term is defined in Rule 501(a) under the Securities Act. In particular, and without limitation:

              (1)  if the Purchaser is a natural person, the Purchaser either has (a) an individual net worth or joint net worth with his or her spouse of more than $1,000,000, or (b) had an individual income of more than $200,000 in each of the two most recent years or joint income with his or her spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year; and

              (2)  if the Purchaser is a corporation, partnership, trust or other entity, it has total assets in excess of $5,000,000 and it was not formed or recapitalized for the specific purpose of acquiring the Series B Notes, the Warrants and the Shares.

            (ii)  Such Purchaser has the requisite knowledge and experience in financial and business matters in general and investments in particular, so that it is able to evaluate the merits and risks of an investment in the Series B Notes, the Warrants and the Shares and to make an informed decision to do so.

            (iii)  Such Purchaser has been given the opportunity to ask questions of, and receive satisfactory answers from, the Companies and their agents and representatives concerning the terms and conditions of the offer and sale of the Series B Notes, the Warrants and the Shares, and the Companies and their business, financial condition and prospects as such Purchaser has determined to be necessary in order to evaluate its investment in the Series B Notes, the Warrants and the Shares and it has availed itself of this opportunity to the full extent desired.

            (iv)  Such Purchaser understands that an investment in the Series B Notes, the Warrants and the Shares involves certain risks and having taken full cognizance thereof, it understands such risks, including those set forth in the Parent's SEC Filings.

            (v)  Such Purchaser understands that neither the Series B Notes, the Warrants or the Shares have been registered under the Securities Act, or any applicable state securities laws, and agrees that such securities may not be sold, offered for sale, transferred, pledged, hypothecated or otherwise disposed of except in compliance with the Securities Act or any applicable state securities laws.

            (vi)  Such Purchaser understands that no federal or state agency has made any finding or determination as to the merits or fairness of the investment in, or any recommendation or endorsement of, the Series B Notes, the Warrants and the Shares.

            (vii) Such Purchaser is acquiring the Series B Notes, the Warrants and the Shares solely for its own account, for investment purposes and not with a view to or for subdivision, distribution or resale in connection with any distribution of all or any portion of such securities.

            (viii)  Such Purchaser has no need for liquidity in this investment, has the ability to bear the economic risk of this investment, and at the present time and in the foreseeable future can afford a complete loss of this investment.

            (ix)  Such Purchaser understands that the Series B Notes, the Warrants and the Shares are being offered and sold in reliance on specific exemptions from the registration requirements of the Securities Act and applicable state securities laws and that the Companies are relying on the truth and accuracy of the foregoing representations, warranties, agreements, undertakings and acknowledgments of such Purchaser in determining the availability of such exemptions and the suitability of the Purchaser to acquire the Series B Notes, the Warrants and the Shares.

        SECTION 6.    PREPAYMENTS; REPAYMENTS; OFFER TO REPURCHASE

        6.1    Optional Prepayments.

          (a)  Subject to the other provisions of this Section 6.1, (i) at any time on or after the Closing Date and prior to April 15, 2005, UbiquiTel may, as of the last day of any month, prepay all or part of the outstanding Series B Notes at a price equal to the Accreted Value of the Series B Notes to be prepaid, and (ii) at any time on or after April 15, 2005, UbiquiTel may prepay all or part of the principal amount of the outstanding Series B Notes at a price equal to the aggregate principal amount of the Series B Notes to be prepaid, plus all accrued and unpaid interest on the principal amount of the Series B Notes to be prepaid.

          (b)  The right of UbiquiTel to prepay Series B Notes pursuant to this Section 6.1 shall be conditioned upon its giving notice of prepayment to the holders of Series B Notes not less than fifteen (15) days and not more than sixty (60) days prior to the date upon which the prepayment is to be made specifying (i) the registered holder of each Series B Note to be prepaid, (ii) the aggregate Accreted Value or principal amount, as applicable, being prepaid, (iii) the date of such prepayment, and (iv) the accrued and unpaid interest (to but not including the date upon which the prepayment is to be made), if any; provided, however, in order for such notice to be effective and to be deemed given, it must include a statement from UbiquiTel that either no consents from any holders of any other Senior Indebtedness or other Indebtedness are necessary for any such prepayment or all necessary consents have been obtained and without such statement such notice shall not be effective and shall not be deemed to be given and UbiquiTel may not prepay the Series B Notes in accordance with such notice under this Section 6.1, and neither any such statement nor this proviso shall, in and of itself, impose any obligation or liability on any holder of Series B Notes relative to any holder of other Senior Indebtedness. Notice of prepayment under this Section 6.1 having been so given, the aggregate principal amount of the Series B Notes so specified in such notice and all accrued and unpaid interest thereon, shall all become due and payable on the specified prepayment date.

          (c)  If any prepayment under this Section 6.1 does not repay in full the aggregate Accreted Value or the aggregate principal amount, as applicable, of all Series B Notes then outstanding, then the aggregate amount of such prepayment of the Accreted Value or principal amount, as applicable, of Series B Notes shall be allocated among all Series B Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts of such Series B Notes.

        6.2    Miscellaneous.

          (a)  Nothing in this Section 6 shall in any way limit or affect the rights or remedies of a holder of Series B Notes, or the covenants and obligations of the Companies, whether under Section 7 or 14 or any other provision of this Purchase Agreement.

          (b)  If any prepayment (or repayment) date under this Section 6 is not a Business Day, such prepayment (or repayment) shall be made on the next succeeding Business Day.

          (c)  Neither Company nor any Subsidiary shall repurchase any outstanding Series B Notes unless either of the Companies either (i) offers to purchase all then outstanding Series B Notes or (ii) offers to purchase Series B Notes from the holders in proportion to the respective unpaid principal amount of Series B Notes held by each holder. In any such repurchase by a Company, if all Series B Notes are not being repurchased, then the amount of Series B Notes to be repurchased shall be allocated among all Series B Notes held by holders which accept such Company's repurchase offer so that the Series B Notes are repurchased from such holders in proportion to the respective unpaid principal amount of Series B Notes held by each such holder which accepts such Company's offer (or in such other proportion as agreed by all such holders who accept such Company's offer). Nothing in this Section 6.2(c) shall (i) obligate a holder of Series B Notes to accept a Company's repurchase offer or (ii) prevent such Company from prepaying Series B Notes in accordance with the terms of (and this Section 6.2(c) shall not apply to) Section 6.1 of this Purchase Agreement.

        6.3    Offer to Repurchase Upon a Change of Control.

          (a)  If a Change of Control occurs, UbiquiTel shall make an offer (a "Change of Control Offer") to each Holder to repurchase all or any part, equal to $1,000 or an integral multiple of $1,000, of the Holder's Series B Notes at an offer price in cash equal to (i) the Accreted Value of the Series B Notes to the date fixed for repurchase, if the repurchase occurs prior to April 15, 2005 or (ii) the aggregate principal amount of the Series B Notes, plus accrued and unpaid interest thereon, if any, to the date fixed for repurchase, if the repurchase occurs on or after April 15, 2005 (the "Change of Control Payment").

          (b)  Within 30 Business Days following a Change of Control, UbiquiTel shall mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase the Series B Notes on the date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date the notice is mailed (the "Change of Control Payment Date"), provided that the Change of Control Payment Date shall be the last day of a month if such Date occurs prior to April 15, 2005. Such notice shall also state the following: (i) the length of time the Change of Control Offer shall remain open; (ii) the Offer Amount, the purchase price and the Purchase Date; (iii) that any Series B Note not tendered or accepted for payment shall continue to accrue interest; (iv) that, unless UbiquiTel defaults in making such payment, any Series B Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Purchase Date; (v) that Holders electing to have a Series B Note purchased pursuant to the Change of Control Offer may elect to have Series B Notes purchased in integral multiples of $1,000 only; and (vi) that Holders whose Series B Notes were purchased only in part shall be issued new Series B Notes equal in principal amount to the unpurchased portion of the Series B Notes surrendered.

          (c)  The Change of Control Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the "Offer Period"). No later than five Business Days after the termination of the Offer Period (the "Purchase Date"), UbiquiTel shall purchase the principal amount of Series B Notes required to be purchased pursuant to this Section 6.3 (the "Offer Amount") or, if less than the Offer Amount has been tendered, all Series B Notes tendered in response to the Change of Control Offer.

          (d)  UbiquiTel will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with its purchase of Series B Notes pursuant to a Change of Control Offer. To the extent the provisions of any such rule conflict with the provisions of this Purchase Agreement relating to a Change of Control Offer, UbiquiTel shall comply with the provisions of such rule and be deemed not to have breached its obligations relating to such Change of Control Offer.

          (e)  On the Change of Control Payment Date, UbiquiTel shall, to the extent lawful, (1) accept for payment all Series B Notes or portions of Series B Notes properly tendered under the Change of Control Offer; (2) mail promptly to each Holder of the Series B Notes the Change of Control Payment in respect of such Series B Notes or portions of the Series B Notes so tendered; and (3) promptly authenticate and mail, or cause to be transferred by book entry, to each holder a new Series B Note equal in principal amount to any unpurchased portion of the Series B Notes surrendered, provided, however, that each new Series B Note shall be in a principal amount of $1,000 or an integral multiple of $1,000. Payments for the Series B Notes tendered pursuant to the Change of Control Offer shall be made in the same manner as interest payments are made.

          (f)    Prior to a Change of Control Payment Date, UbiquiTel shall either repay all outstanding Senior Indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding Senior Indebtedness to permit the repurchase of Series B Notes required by this Section 6.3. UbiquiTel shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

          (g)  UbiquiTel shall not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 6.3 and purchases all Series B Notes validly tendered and not withdrawn under the Change of Control Offer.

        SECTION 7.    COVENANTS

        While the Series B Notes are Outstanding, the Company covenants and agrees as follows:

        7.1    Financial Information.    The Companies will deliver upon written request the following to each holder of the Series B Notes as soon as practicable, copies of (i) any financial statements, proxy material or reports sent to Parent's stockholders, (ii) any press releases and (iii) any Parent's SEC Filing.

        7.2    Maintenance of Existence, Properties and Franchises; Compliance with Law; Taxes; Insurance.    The Companies will:

          (a)  maintain their respective corporate existence, rights, licenses, permits and other franchises in full force and effect; provided that the Companies may terminate the corporate existence of any of their respective Subsidiaries (provided that Parent may not terminate the corporate existence of UbiquiTel), or permit the termination or abandonment of rights or other franchises, if in the opinion of such Company it is no longer in the Company's best interests to maintain such existence, rights or other franchises and such termination or abandonment will not be prejudicial in any material respect to the holders of the Series B Notes;

          (b)  maintain their respective tangible assets in good repair, working order and condition (ordinary wear and tear and casualty loss excepted) so far as reasonably necessary or advantageous to the proper carrying on of their respective businesses;

          (c)  comply in all material respects with all applicable laws and with all applicable orders, rules, rulings, certificates, licenses, regulations, demands, judgments, writs, injunctions and decrees, the noncompliance with which could reasonably be expected to have a Material Adverse Effect;

          (d)  pay promptly when due all taxes, fees, assessments and other governmental charges imposed upon their respective properties, assets or income and all claims or Indebtedness (including, without limitation, materialmen's, vendor's, workmen's and like claims) which might become a Lien upon such properties or assets; provided that payment of any such tax, fee, assessment, charge, claim or Indebtedness shall not be necessary so long as it is being contested in good faith or failure to make such payment will not have a Material Adverse Effect; and

          (e)  keep insured, by financially sound and reputable insurers, all their respective properties of a character customarily insured by entities similarly situated, against loss or damage of the kinds and in amounts customarily insured against by such entities and with such deductibles or coinsurance as is customary.

        7.3    Regulation U.    No portion of the net proceeds realized from the sale of the Series B Notes and Warrants will be used for the purpose, whether immediate, incidental or ultimate, of buying or carrying, within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended from time to time, any "margin stock" as defined in said Regulation U, as amended from time to time, or for the purpose of purchasing, carrying or trading in securities within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended from time to time, or for the purpose of reducing or retiring any Indebtedness which both (i) was originally incurred to purchase any such margin stock or other securities and (ii) was directly or indirectly secured by such margin stock or other securities.

        7.4    Office for Payment, Exchange and Registration.    So long as any of the Series B Notes is outstanding, UbiquiTel will maintain an office or agency where Series B Notes may be presented for payment, exchange, conversion or registration of transfer as provided in this Purchase Agreement. Such office or agency initially shall be the office of UbiquiTel set forth in Section 19 hereof, which place may from time to time be changed by notice to the holders of all Series B Notes then outstanding.

        7.5    Notices.    The Company will give notice to all holders of Series B Notes promptly after an executive officer, the treasurer or chief accounting officer of the Company learns (other than by notice from all of such holders) of the existence of any of the following:

          (a)  any Event of Default; and

          (b)  any action or proceeding which has been commenced or threatened against either Company which, if adversely determined, could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of either Company to perform in all material respects its material obligations under this Purchase Agreement or the Series B Notes;

        Such notice with respect to (a) shall specify the nature and period of existence of any such Event of Default and what either Company proposes to do with respect thereto. The Company shall, upon the advice of its outside legal counsel, publicly disclose any matters contained in any such notice pursuant to clauses (a) and (b) above as and when required by the Securities Exchange Act.

        7.6    Environmental Matters.

          (a)  The Companies shall keep any property owned by the Companies free and clear of any Liens imposed for failure to comply with any environmental laws, regulations or ordinances (each, an "Environmental Lien"), to the extent any such Environmental Lien could reasonably be expected to have a Material Adverse Effect, and shall keep all such property in material compliance with all environmental laws, regulations and ordinances; provided, however, the Companies shall have the right at their cost and expense, and acting in good faith, to contest, object or appeal by appropriate legal proceeding the validity of any Environmental Lien.

          (b)  Each of the Companies will defend, indemnify and hold harmless each current, former and future holder of Series B Notes, its employees, officers, directors, stockholders, partners, agents, representatives and assigns, from and against any liabilities, obligations, losses, damages, penalties, actions, judgments, suits and claims, joint or several, and any costs, disbursements and expenses (including reasonable attorneys' fees and expenses and reasonable costs of investigation) of whatever kind or nature, known or unknown, contingent or otherwise, arising out of or in any way related to (i) the presence, disposal, release, removal, discharge, storage or transportation of any Hazardous Material upon, into, from or affecting any real property (including improvements) owned or occupied (or formerly owned or occupied) by either Company or any Subsidiary; and (ii) any judicial or administrative action, suit or proceeding, actual or threatened, relating to Hazardous Material upon, in, from or affecting any real property (including improvements) owned or occupied (or formerly owned or occupied) by either Company or any Subsidiary; and (iii) any violation of any environmental law, regulation or ordinance by either Company or any Subsidiary or any of their agents, tenants, subtenants or invitees; and (iv) the imposition of any Environmental Lien for the recovery of costs expended in the investigation, study or remediation of any environmental liability of (or asserted against) either Company or any Subsidiary. This Section 7.6(b) and Section 7.6(c) below shall survive any payment, conversion or transfer of Series B Notes and any termination of this Purchase Agreement.

          (c)  To the extent that either Company or any Subsidiary is strictly liable without regard to fault under any environmental law, regulation or ordinance, such Company's obligation to the holders of Series B Notes under any of the indemnification provisions of this Purchase Agreement shall likewise be strict without regard to fault with respect to the violation of any environmental law, regulation or ordinance which results in any liability to any of the indemnified persons referred to in Section 7.6(b) above.

        7.7    Reservation of Shares.    Parent shall at all times keep reserved, free from preemptive rights, out of its authorized Common Stock a number of shares of Common Stock sufficient to provide for the exercise of the exercise rights provided in the Warrants.

        7.8    Delivery of Information for Rule 144A Transactions.    If a holder of Series B Notes proposes to transfer any such Series B Notes pursuant to Rule 144A under the Securities Act (as in effect from time to time), the Companies agree to provide (upon the request of such holder or the prospective transferee) to such holder and (if requested) to the prospective transferee any financial or other information concerning each Company which is required to be delivered to any transferee of such Series B Notes pursuant to such Rule 144A.

        7.9    Use of Proceeds.    The proceeds of the sale of the Series B Notes and Warrants, after payment of transaction expenses, shall be used solely to make payments to the holders of Subordinated Notes, except that the proceeds of the sale of Series B Notes and Warrants pursuant to Section 1.5(b) above may be used for general corporate purposes to the extent permitted under the Senior Credit Facility.

        7.10    Inspection.    From and after the occurrence of an Event of Default, and for so long as such Event of Default has not been waived, remedied or cured, at the request of the Majority Series B Noteholders, the Companies will permit such holder (or holders) to visit and inspect any of the properties of each Company and any Subsidiaries, to examine their respective books and records and to discuss with their officers their books and records and the assets, properties, liabilities, business, affairs, results of operations or condition (financial or otherwise) of the Companies or any Subsidiary, all at such reasonable times and as often as may be reasonably requested.

        7.11    Asset Sales.    In the event UbiquiTel or any of its Restricted Subsidiaries consummates an Asset Sale (as defined in the Subordinated Notes Indenture) and UbiquiTel elects to apply the Net Proceeds (as defined in the Subordinated Notes Indenture) from such Asset Sale to repay, pursuant to Section 4.10(b)(i) of the Subordinated Notes Indenture, Senior Indebtedness (as defined in the Subordinated Notes Indenture) other than the Senior Credit Facility (the "Proposed Repayment Amount"), UbiquiTel agrees to repay the Series B Notes on a pro rata basis, subject to and in accordance with the provisions of Section 6.1 hereof, an aggregate amount from such Net Proceeds equal to the product of (1) the Proposed Repayment Amount and (2) a fraction the numerator of which is the aggregate Accreted Value or aggregate principal amount, as applicable, of the Series B Notes then outstanding, and the denominator of which is the sum of (x) the aggregate accreted value and/or aggregate principal amount, as applicable, of the other Senior Indebtedness being repaid and (y) the aggregate Accreted Value or aggregate principal amount, as applicable, of the Series B Notes then outstanding.

        7.12    Issuances of Capital Stock.    Neither Parent not UbiquiTel shall make any material issuances of capital stock following the execution of this Purchase Agreement and until the Termination Date, except of issuances of the Warrants on the Closing Date.

        SECTION 8.    RANKING

        8.1    Ranking.    All Series B Indebtedness shall be pari passu in right of payment in all respects to all other Senior Indebtedness.

        8.2    Liquidation; Dissolution; Bankruptcy.    Upon any payment or distribution of assets of either Company (whether in cash, property or securities) to creditors upon any dissolution or winding-up or total or partial liquidation or reorganization of either Company, whether voluntary or involuntary, or in any bankruptcy, insolvency, receivership or similar proceeding regarding such Company, all amounts due or to become due upon all Senior Indebtedness then outstanding shall be paid as follows: (i) first, the lenders under the Senior Credit Facility shall exercise their rights against the collateral thereunder; and (ii) second, the holders of the Senior Indebtedness shall receive distributions of the remaining assets. Upon any such dissolution or winding-up or liquidation, reorganization or other proceeding, any payment or distribution of assets of a Company of any kind or character, whether in cash, property or securities, to which holders of the Senior Indebtedness would be entitled, except for these provisions, shall be paid by such Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution directly to the holders of the Senior Indebtedness which was then outstanding (pro rata to each of such holders on the basis of the respective amounts (to the extent known)), to the extent necessary to pay all such Senior Indebtedness in full in cash, before any payment or distribution is made to the holders of the Subordinated Notes.

        8.3    Obligations Unaffected.    Nothing contained in this Section 8 is intended to or shall impair, as among UbiquiTel, its creditors other than the holders of Senior Indebtedness, and the holders of the Series B Notes, the obligation of UbiquiTel, which shall be absolute and unconditional, to pay to the holders of the Series B Notes the principal of, premium, if any, and interest on the Series B Notes, as and when the same shall become due and payable in accordance with their terms, or to affect the relative rights of the holders of the Series B Notes and creditors of UbiquiTel other than the holders of Senior Indebtedness. Nothing herein shall prevent any holder of the Series B Notes from exercising any remedies otherwise permitted by applicable law upon the occurrence of an Event of Default, subject to the rights, if any, under these provisions of the holders of Senior Indebtedness.

        SECTION 9.    FUTURE GUARANTORS

        Any current or future Subsidiary that becomes a guarantor under both the Senior Credit Facility and the Senior Discount Notes shall, if not already a Guarantor, contemporaneously become a Guarantor by executing a joinder agreement to the Guarantee.

        SECTION 10.    CONDITIONS TO PURCHASERS' OBLIGATIONS

        The Purchasers' obligations to purchase the Series B Notes and Warrants hereunder are subject to satisfaction of the following conditions at the Closing (any of which may be waived by the Purchasers):

        10.1    Accuracy of Representations and Warranties.    The representations and warranties of the Companies herein or in any certificate or document delivered pursuant hereto shall be correct and complete in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date (after giving effect to the transactions contemplated by this Purchase Agreement).

        10.2    Compliance with Agreements; No Defaults.    The Companies shall have performed and complied in all material respects with all agreements, covenants and conditions contained in this Purchase Agreement, the Series B Notes and the Warrants and any other document contemplated hereby or thereby which are required to be performed or complied with by either Company on or before the Closing Date. On the Closing Date (after giving effect to the transactions contemplated hereby), there shall be no Event of Default.

        10.3    Transactions Not Prohibited.    There shall be no action commenced or, to the knowledge of the parties, threatened, and no judgment, order or injunction shall have been rendered by any such tribunal or organization for the purpose of restraining or prohibiting the transactions contemplated hereby.

        10.4    Officers' Certificate.    The Purchasers shall have received a certificate dated the Closing Date and signed by the chief executive officer and chief financial officer of the Company, to the effect that the conditions of Sections 10.1, 10.2, 10.7, and 10.9 have been satisfied.

        10.5    Proceedings.    All corporate and other proceedings in connection with the transactions contemplated by this Purchase Agreement, the Series B Notes and the Warrants, and all documents incident thereto, shall be in form and substance satisfactory to the Purchasers and their counsel, and the Purchasers shall have received all such originals or certified or other copies of such documents as the Purchasers or their counsel may reasonably request.

        10.6    Opinion of Counsel.    The Purchasers shall have received an opinion dated the Closing Date and addressed to the Purchasers of Greenberg Traurig LLP, counsel for the Companies. Such opinion shall be in form and substance satisfactory to the Purchasers and to the effect set forth in Exhibit D hereto.

        10.7    Closing of Exchange Offer.    The holders of UbiquiTel's Subordinated Notes shall have, in full or in part, exchanged their Subordinated Notes for Senior Discount Notes pursuant to the terms of the Exchange Offer.

        10.8    Parent Guarantee.    Parent and each Restricted Subsidiary shall have executed a Guarantee (the "Guarantee") in the form of Exhibit E hereto.

        10.9    Consent Under Senior Credit Facility.    The Companies shall have received such consents under the Senior Credit Facility as are required to consummate the Exchange Offer and the transactions contemplated hereby.

        SECTION 11.    INDEMNIFICATION

        The Company hereby indemnifies and agrees to defend and hold harmless each of the Purchasers from and against any and all claims, actions, causes of action, liabilities, penalties, fines, damages, judgments, losses, suits, expenses, legal or administrative proceedings, interest, costs and expenses (including court costs and reasonable attorneys', consultants' and experts' fees) (collectively "Losses") suffered by such Purchaser arising out of or by reason of (i) the Company's breach of any of the representations, warranties and covenants contained herein or in any Transaction Document; or (ii) actions, proceedings or investigations arising from the purchase or ownership of the Series B Notes, Warrants or Shares against the Company or the Purchasers (excluding proceedings relating to the income tax treatment of the Series B Notes, Warrants and Shares) by any governmental authority or other Person, except to the extent that the same arise out of or are due to the negligence or willful misconduct of a Purchaser.

        Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, or of the threat of any action, or of any claim or threatened claim (collectively "Claim") against such indemnified party which is subject to indemnification hereunder, such indemnified party shall immediately notify the Company in writing thereof (the "Notice"), but the failure so to notify the Company immediately shall relieve the Company from any liability which it may have to such indemnified party only if and to the extent the Company is prejudiced by such failure. Upon receiving Notice from an indemnified party of a Claim, the Company shall be entitled to assume and undertake the defense against such Claim with counsel reasonably satisfactory to such indemnified party. If the Company assumes and undertakes such defense, it shall not be liable to such indemnified party for any legal expenses subsequently incurred by such indemnified party in connection with the defense of such Claim. If the interests of the indemnified party reasonably may be deemed to conflict with the interests of the Company, the indemnified party shall have the right to select a separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, at the Company's expense. The indemnified party shall cooperate fully with the Company in connection with any negotiation or defense of any Claim and shall furnish to the Company all information reasonably available to the indemnified party that relates to such Claim. The Company shall keep the indemnified party apprised at all times as is reasonably practicable as to the status of the defense or any settlement negotiations with respect thereto. Either party may settle any Claim provided (i) the Claim seeks only monetary damages as relief, and not injunctive relief, and (ii) the release contains a release of both parties from any further liability with respect to such Claim.

        SECTION 12.    AMENDMENT; WAIVER; CONSENT

          (a)  (i)    This Purchase Agreement and the Series B Notes may be amended (or any provision hereof or thereof waived) only with the written consent of the Majority Series B Noteholders and (ii) a Warrant may be amended (or any provision thereof waived) only with the written consent of the holder thereof. Notwithstanding the foregoing, the written consent of the holders of at least ninety percent (90%) of the outstanding aggregate principal amount of the Series B Notes shall be required to amend any provision of the Series B Notes regarding principal and interest, seniority and maturity, and any amendment which discriminates materially adversely against a Holder shall require such Holder's written consent.

          (b)  Promptly after obtaining the written consent of the holders of Series B Notes herein provided, the Companies shall transmit a copy of any amendment or waiver which has been adopted to all holders of Series B Notes then outstanding, but failure to transmit copies shall not in any way affect the validity of any such amendment or waiver.

          (c)  The Companies and each holder of a Series B Note then or thereafter outstanding shall be bound by any amendment or waiver effected in accordance with the provisions of this Section 12, whether or not any such Series B Note shall have been marked to indicate such modification, but any Series B Note issued thereafter shall bear a notation as to any such modification (but the failure to bear any such notation shall not affect the validity of any such subsequently issued Series B Note, which shall be enforceable in accordance with its terms subject to any such modification).

        SECTION 13.    EXCHANGE OF NOTES; ACCRUED INTEREST; CANCELLATION OF SURRENDERED NOTES; REPLACEMENT

          (a)  Subject to Section 16 hereof, at any time at the request of any holder of one or more of the Series B Notes to UbiquiTel at its offices provided under Section 19 hereof, UbiquiTel at its expense (except for any transfer tax or any other tax arising out of the exchange) will issue and deliver to or upon the order of the holder in exchange therefor new Series B Notes, in such denomination or denominations as such holder may request (which must be in denominations of $100,000 principal amount or any larger multiple of $50,000 principal amount, plus one Series B Note in a lesser denomination, if required), in aggregate principal amount equal to the unpaid principal amount of the Series B Note or Series B Notes surrendered and substantially in the form thereof, dated as of the date to which interest has been paid on the Series B Note or Series B Notes surrendered (or, if no interest has yet been so paid thereon, then dated the date of the Series B Note or Series B Notes so surrendered) and payable to such Person or Persons or order as may be designated by such holder. Any such new Series B Note shall bear any notation required by Section 12 hereof.

          (b)  In the event that any Series B Note is surrendered to UbiquiTel upon a prepayment under Section 6 hereof, UbiquiTel shall pay all accrued and unpaid interest on such Series B Note or such portion thereof and thereupon interest shall cease to accrue upon that portion of the principal amount of such Series B Note which was prepaid, and the right to receive, and any right or obligation to make, any prepayment on such portion of the principal amount pursuant to Section 6 hereof shall terminate all upon the date of such prepayment and upon presentation and surrender of such Series B Note to the Company.

          (c)  Upon any prepayment under Section 6 hereof, if only a portion of the principal amount of a Series B Note is prepaid, then such Series B Note shall be surrendered to UbiquiTel and UbiquiTel shall simultaneously execute and deliver to or on the order of the holder thereof, at the expense of UbiquiTel, a new Series B Note or Series B Notes in principal amount equal to the unused or unpaid portion of such Series B Note.

          (d)  All Series B Notes or portions thereof which have been prepaid under Section 6 hereof, shall be canceled by UbiquiTel and no Series B Notes shall be issued in lieu of the principal amount prepaid.

          (e)  Upon receipt of evidence satisfactory to UbiquiTel of the loss, theft, destruction or mutilation of any Series B Note and, in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to UbiquiTel (if requested by UbiquiTel and unsecured in the case of the Purchaser or an institutional holder), or in the case of any such mutilation, upon surrender of such Series B Note (which surrendered Series B Note shall be canceled by UbiquiTel), UbiquiTel will issue a new Series B Note of like tenor in lieu of such lost, stolen, destroyed or mutilated Series B Note as if the lost, stolen, destroyed or mutilated Series B Note were then surrendered for exchange.

        SECTION 14.    DEFAULTS

          (a)  Any of the following shall constitute an "Event of Default":

            (i)    UbiquiTel defaults in the payment of (A) any part of the principal on any Series B Note, when the same shall become due and payable, whether at maturity or at a date fixed for prepayment or by acceleration or otherwise, and such default in the payment of principal shall have continued for ten (10) Business Days or (B) the interest on any Series B Note, when the same shall become due and payable, and such default in the payment of interest shall have continued for ten (10) Business Days; or

            (ii)  the dissolution or winding up of either Company; or

            (iii)  either Company defaults in the performance of any other material agreement or covenant contained in this Purchase Agreement, the Series B Notes, the Warrant or the Guarantee and such default shall not have been remedied within thirty (30) days after written notice thereof shall have been given to either Company by any holder or holders of the Series B Notes (such Company to give forthwith to all other holders of the Series B Notes at the time outstanding written notice of the receipt of such notice, specifying the default referred to therein); or

            (iv)  an Event of Default (as defined under the Senior Credit Facility or the Senior Discount Notes, respectively) shall have occurred and be continuing under the Senior Credit Facility or the Senior Discount Notes and such Event of Default shall not have been cured by the Companies or waived by the lenders under the Senior Credit Facility or the Senior Discount Notes; or

            (v)  either Company shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts; or a receiver or trustee is appointed for either Company or for substantially all of its assets and, if appointed without its consent, such appointment is not discharged or stayed within sixty (60) days; or proceedings under any law relating to bankruptcy, insolvency or the reorganization or relief of debtors are instituted by or against either Company, and, if contested by it, are not dismissed or stayed within sixty (60) days; or any writ of attachment or execution or any similar process is issued or levied against either Company or any significant part of its property and is not released, stayed, bonded or vacated within sixty (60) days after its issue or levy; or

            (vi)  the issuance of a writ, warrant, distraint or order of attachment or garnishment against a material portion of the Companies' property or assets and such writ, warrant, distraint or order is not dismissed, released or vacated within sixty (60) days after its issue or levy; or

            (vii) any representation or warranty made by the Companies herein shall not be true and correct in any material respect on and as of the date so made, provided that the inaccuracies or falsity of such representation or warranty (i) have a Material Adverse Effect, and (ii) are of such magnitude as reasonably to have caused the Purchasers not to purchase the Series B Notes if they had been known at the Closing, and provided further that this subsection (vii) shall terminate and be of no further force and effect eighteen (18) months from the Closing Date.

          (b)  If an Event of Default occurs pursuant to any of clauses (i) through (vii) of Section 14(a) hereof, then and in each such event any holder or holders of Series B Notes which, at the time, holds or hold at least sixty percent (60%) in aggregate principal amount of the Series B Notes then outstanding may at any time (unless all Events of Default shall theretofore have been waived or remedied) at its or their option, by written notice or notices to the Company, declare all the Series B Notes then held by such holder or holders to be due and payable. Notwithstanding the foregoing, if any Event of Default occurs pursuant to Section 14(a)(i), then not less than two holders who in the aggregate hold at least thirty percent (30%) in principal amount of the Series B Notes then outstanding shall be required to declare all the Series B Notes held by such holder or holders to be due and payable. Upon any such declaration all Series B Notes held by such holder or holders shall forthwith immediately mature and become due and payable in such amounts and for the time periods as are set forth for prepayment under Section 6.1(a) hereof.

            (i)    if, at any time after the principal of any Series B Notes shall so become due and payable and prior to the date of maturity stated in the Series B Notes, all arrears of principal (excluding any principal which would not then be due and payable if the acceleration had not occurred) and interest on the Series B Notes (with interest at the rate specified in the Series B Notes on any overdue principal and, to the extent legally enforceable, on any overdue interest) shall be paid to the holders of Series B Notes by or for the account of UbiquiTel, then the Majority Series B Noteholders (in the event of an Event of Default under Section 14(a)(i), the holder or holders of seventy percent (70%) in aggregate principal amount of the Series B Notes then outstanding), by written notice or notices to UbiquiTel, may waive such Event of Default and its consequences and rescind or annul any such declaration, but no such waiver shall extend to or affect any subsequent Event of Default or impair any right or remedy resulting therefrom;

            (ii)  if any holder or holders of Series B Notes which, at the time, holds or hold at least sixty percent (60%) in aggregate principal amount of the Series B Notes then outstanding exercises the above rights of acceleration, then UbiquiTel shall notify each other holder of Series B Notes of the fact of such acceleration and each other holder shall, without limiting any other rights hereunder, (A) have the right for thirty (30) days after such notice from UbiquiTel to accelerate its own Series B Notes based on the Event or Events of Default on which such acceleration was based, unless at the time there are no outstanding Events of Default and any acceleration of any Series B Notes has been rescinded or (B) be deemed automatically (without any action by such holder) to have accelerated its Series B Notes if such holder has not received such notice of an acceleration from UbiquiTel within ten (10) days after such acceleration unless at the time there are no outstanding Events of Default and any acceleration of any Series B Notes has been rescinded;

            (iii)  any holder may at any time rescind and annul any acceleration with respect to its own Series B Notes; and

            (iv)  if any holder of a Series B Note shall give any notice or take any other action with respect to an Event of Default, UbiquiTel, forthwith upon receipt of such notice or obtaining knowledge of such other action, will give written notice thereof to all other holders of the Series B Notes then outstanding, describing such notice or other action and the nature of the Event of Default.

        SECTION 15.    REMEDIES

          (a)  In case any one or more Events of Default (except an Event of Default under Section 14(a)(i)) shall occur and be continuing, then any holder or holders of Series B Notes which, at the time, holds or hold at least sixty percent (60%) in aggregate principal amount of the Series B Notes then outstanding may, proceed to protect and enforce the rights of such holder or holders by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in such Series B Note or Series B Notes for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or for any other remedy (including, without limitation, damages). In case any Event of Default under Section 14(a)(i) shall occur and be continuing, then any two or more holders who in the aggregate hold at least thirty percent (30%) in principal amount of the Series B Notes then outstanding may, proceed to protect and enforce the rights of such holder or holders by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in such Series B Note or Series B Notes for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or for any other remedy (including, without limitation, damages).

          (b)  In case of a default in the payment of any principal of, or interest on any Series B Note, or default in the observance of any other material agreement or covenant of UbiquiTel in this Purchase Agreement or in a Series B Note, UbiquiTel will pay to the holder thereof or party thereto, in addition to any interest otherwise required, such further amount as shall be sufficient to cover any and all costs and expenses of enforcement and collection including, without limitation, reasonable attorneys' fees and expenses (whether or not any suit or action is instituted and including without limitation those fees and expenses permitted by statutory law and/or incurred at trial, on appeal, on petition for review, in arbitration or mediation or in a bankruptcy proceeding).

          (c)  No course of dealing and no delay on the part of any holder of any Series B Note or Warrant in exercising any rights or remedies shall operate as a waiver thereof or otherwise prejudice such holder's rights. No right or remedy conferred hereby or by any Series B Note shall be exclusive of any other right or remedy referred to herein or therein or available at law, in equity, by statute or otherwise.

          (d)  The Purchasers shall, in addition to other remedies provided by law, have the right and remedy to have the provisions of this Purchase Agreement (including without limitation Section 17 hereof) specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any breach or threatened breach of the provisions of this Purchase Agreement (including without limitation Section 17 hereof) will cause irreparable injury to the Purchasers and that money damages will not provide an adequate remedy. Nothing contained herein shall be construed as prohibiting the Purchasers from pursuing any other remedies available to the Purchasers for such breach or threatened breach, including, without limitation, the recovery of damages from the Companies.

        SECTION 16.    RESTRICTIONS ON TRANSFER

          (a)  Each holder of a Series B Note or Warrant by acceptance thereof agrees that it will not sell or otherwise dispose of any Series B Notes, Warrants or Shares unless (i) such Series B Notes, Warrants or Shares have been registered under the Securities Act and, to the extent required, under any applicable state securities laws, or (ii) such Series B Notes, Warrants or Shares are sold in accordance with the applicable requirements and limitations of Rule 144 or Rule 144A, as applicable, and any applicable state securities laws, or (iii) the Companies have been furnished with an opinion or opinions from counsel to such holder (which counsel and opinion(s) shall be reasonably satisfactory to the Companies and which counsel may be inside counsel of such holder) to the effect that registration under the Securities Act is not required for the transfer as proposed (which opinion may be conditioned upon the transferee's assuming the obligations of a holder of Series B Notes, Warrants or Shares under this Section) or (iv) the Companies have been furnished with a letter from the Division of Corporate Finance of the Commission to the effect that such Division would not recommend any action to the Commission if such proposed transfer were effected without a registration statement effective under the Securities Act. The Companies agree that within five (5) Business Days after receipt of any opinion referred to in (iii) above, they will notify the holder supplying such opinion whether such opinion is satisfactory to the Companies' counsel. Series B Notes may be transferred only in Authorized Denominations.

          (b)  UbiquiTel may endorse on all Series B Notes, and Parent may endorse on all Warrants and Share certificates a legend stating or referring to the transfer restrictions contained in paragraph (a) above; provided that no such legend shall be endorsed on any Series B Notes, Warrants or Share certificates which, when issued, are no longer subject to the restrictions of this Section 16, and as to which Rule 144(k) under the Securities Act is applicable; provided, further, that if a transfer is made pursuant to clause (i), (ii) (other than pursuant to Rule 144A) or (iv) of paragraph (a) or if an opinion of counsel provided pursuant to clause (iii) of paragraph (a) concludes that the legend is no longer necessary, the Companies will deliver upon transfer Series B Notes, Warrants or Share certificates, as the case may be, without such legends.

          (c)  Parent and each of the Purchasers shall enter into a Registration Rights Agreement substantially in the form as set forth in Exhibit C hereto.

        SECTION 17.    EXPENSES

          (a)  Whether or not the transactions herein contemplated are consummated, the Companies will pay (i) the reasonable costs and expenses of the preparation and production of this Purchase Agreement and the issuance of the Series B Notes, Warrants and the Shares and the furnishing of all opinions by counsel for the Company, (ii) the reasonable fees and disbursements of Wolf, Block, Schorr and Solis-Cohen LLP, counsel to Ballyshannon Partners LP, in connection with this Purchase Agreement, the Series B Notes, the Warrants and the transactions contemplated hereby and thereby (whether or not a closing occurs hereunder and if a closing occurs the Company will make such payment on the Closing Date), (iii) the reasonable fees and expenses of any investment banker, broker or finder engaged by or on behalf of (or acting for) the Companies in connection with this Purchase Agreement or any of the transactions contemplated hereby or thereby, and (iv) the reasonable fees and disbursements of one designated counsel for the holders of then outstanding Series B Notes in connection with any amendment or waiver of this Purchase Agreement or the Series B Notes after the date hereof as designated at the time of such amendment or waiver, provided that such fees and disbursements shall not exceed $10,000 for any such amendment or waiver unless otherwise consented to in writing by Parent.

          (b)  The Companies agree to pay, or to cause to be paid, all documentary, stamp and other similar taxes levied under the laws of the United States of America or any state or local taxing authority thereof or therein in connection with the issuance and sale of the Series B Notes and the execution and delivery of this Purchase Agreement and any other documents or instruments contemplated hereby or thereby and any modification of any of the Series B Notes or this Purchase Agreement or any such other documents or instruments (other than in connection with transfers by the Purchasers) and will hold the Purchasers harmless without limitation as to time against any and all liabilities with respect to all such taxes.

          (c)  The obligations of the Companies under this Section 17 shall survive the Closing hereunder, the payment or cancellation of the Series B Notes, exercise or cancellation of the Warrants and the termination of this Purchase Agreement.

        SECTION 18.    HOME OFFICE PAYMENTS

        As long as any Purchaser or any payee named in the Series B Notes delivered to such Purchaser on the Closing Date, or any institutional holder which is a direct or indirect transferee from such Purchaser or such payee, shall be the holder of any Series B Note, UbiquiTel will make payments (whether at maturity, upon optional prepayment, or otherwise) of principal and interest (i) by check payable to the order of the holder of any such Series B Note duly mailed or delivered to such Purchaser at such address as such Purchaser or such other holder may designate in writing, or (ii) if requested by such Purchaser or such other holder, by wire transfer to the Purchaser's or such other holder's (or its nominee's) account at any bank or trust company in the United States of America, notwithstanding any contrary provision herein or in any Series B Note with respect to the place of payment. If any Purchaser has provided an address for payments by wire transfer, then such Purchaser shall be deemed to have requested wire transfer payments under the preceding clause (ii). All such payments shall be made in immediately available funds.

        SECTION 19.    NOTICES

        Unless otherwise expressly specified or permitted by the terms hereof, all notices, requests, demands, consents and other communications hereunder or with respect to any Series B Note or Warrant shall be in writing and shall be delivered by hand or sent by facsimile or overnight mail, to the following addresses:

          (a) if to the Purchasers or holders of a Series B Note or Warrant, at such address as the payee or registered holder thereof shall have designated to the Companies in writing; or

          (b) if to Parent, at One West Elm Street, Suite 400, Conshohocken, PA 19428, Attn: Patricia E. Knese, with a copy to Greenberg Traurig, 1750 Tysons Boulevard, Suite 1200, McLean, VA 22102 Attn: Lee R. Marks, or at such other address as may have been furnished in writing by Parent to the Purchasers and to the other holders of Series B Notes and Warrants; or

          (c) if to UbiquiTel, at One West Elm Street, Suite 400, Conshohocken, PA 19428, Attn: Patricia E. Knese, with a copy to Greenberg Traurig, 1750 Tysons Boulevard, Suite 1200, McLean, VA 22102 Attn: Lee R. Marks, or at such other address as may have been furnished in writing by UbiquiTel to the Purchasers and to the other holders of Series B Notes and Warrants.

        Whenever any notice is required to be given hereunder, such notice shall be deemed given and such requirement satisfied only when such notice is delivered or, if sent by facsimile, when received, unless otherwise expressly specified or permitted by the terms hereof.

        SECTION 20.    MISCELLANEOUS

        20.1    Entire Agreement.    This Purchase Agreement and, upon the Closing hereunder, the Series B Notes and Warrants issued hereunder, together with the agreements attached hereto as Exhibits entered into by the Purchasers and the Companies at the Closing hereunder and the non-disclosure agreement entered into between each Purchaser and the Companies prior to the date hereof in connection with the transactions contemplated by this Purchase Agreement, contain the entire agreement among the Purchasers and the Companies, and supersede any prior or contemporaneous oral or written agreements, commitments, terms or understandings, regarding the subject matter hereof.

        20.2    Survival.    All representations and warranties contained in this Purchase Agreement, the Series B Notes, the Warrants or any document or certificate delivered pursuant hereto or thereto shall survive for a period of eighteen (18) months from the Closing Date.

        20.3    Counterparts; Signatures.    This Purchase Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument, and all signatures need not appear on any one counterpart. This Purchase Agreement may be executed by facsimile signatures.

        20.4    Headings.    The headings and captions in this Purchase Agreement and the table of contents are for convenience of reference only and shall not define, limit or otherwise affect any of the terms or provisions hereof.

        20.5    Binding Effect; Successors.

          (a) The terms of this Purchase Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors and permitted assigns whether so expressed or not.

          (b) Nothing in this Purchase Agreement, express or implied, is intended to confer upon any party other than the parties hereto, or their respective successors or permitted assigns, any rights, remedies, obligations or liabilities under, or by reason of this Purchase Agreement, except as expressly provided in this Purchase Agreement.

        20.6    Severability.    Any provision hereof or of the Series B Notes or Warrants which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law which may render any provision hereof prohibited or unenforceable in any respect.

        20.7    Governing Law.    This Purchase Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (other than any conflict of laws rule which might result in the application of the laws of any other jurisdiction).

        20.8    Currency.    All payments under this Purchase Agreement, the Series B Notes or the Warrants shall be made in lawful money of the United States of America.

        20.9    CONSENT TO JURISDICTION AND SERVICE OF PROCESS.    EACH OF THE PARTIES HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE EASTERN DISTRICT OF PENNSYLVANIA OR MONTGOMERY COUNTY, PENNSYLVANIA AND IRREVOCABLY AGREES THAT, SUBJECT TO THE ELECTION, ALL ACTIONS OR PROCEEDINGS RELATING TO THIS PURCHASE AGREEMENT OR THE SERIES B NOTES OR THE WARRANTS OR THE SHARES SHALL BE LITIGATED IN SUCH COURTS. THE PARTIES ACCEPT FOR THEMSELVES AND IN CONNECTION WITH THEIR PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVE ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREE TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY (SUBJECT TO ANY APPEAL AVAILABLE WITH RESPECT TO SUCH JUDGMENT) IN CONNECTION WITH THIS PURCHASE AGREEMENT OR THE SERIES B NOTES OR THE WARRANTS OR THE SHARES. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

        20.10    WAIVER OF JURY TRIAL.    EACH OF THE PARTIES HEREBY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS PURCHASE AGREEMENT, THE SERIES B NOTES, THE WARRANTS OR THE SHARES, OR ANY DEALINGS AMONG THEM RELATING TO THE SUBJECT MATTER OF THIS PURCHASE AGREEMENT. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS PURCHASE AGREEMENT, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS PURCHASE AGREEMENT OR TO THE SERIES B NOTES OR THE WARRANTS. IN THE EVENT OF LITIGATION, THIS PURCHASE AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL (WITHOUT A JURY) BY THE COURT.

        IN WITNESS WHEREOF, the parties hereto have caused this Purchase Agreement to be duly executed as of the date first above written.

UBIQUITEL INC.
By:	Name: Donald A. Harris Title: President and CEO
UBIQUITEL OPERATING COMPANY
By:	Name: Donald A. Harris Title: President and CEO
Accepted and agreed to as of the date first above written by the undersigned Purchasers:
[SIGNATURE BLOCKS FOR PURCHASERS]
BRU HOLDING CO., LLC
By:	Name: Bruce E. Toll Title: Member Fax Number: (215) 938-8019
CBT WIRELESS INVESTMENTS, L.L.C.
By:	Name: Peter Lucas Title: General Manager Fax Number: (604) 576-4855
By:	JOSEPH N. WALTER Fax Number: (206) 328-0815

BALLYSHANNON PARTNERS, L.P.
By:	Name: Bruce E. Terker Title: President of Ballyshannon Partners, Inc., General Partner Fax Number: (610) 525-4591
TRELLUS PARTNERS, L.P.
By:	Name: Adam Usdan Title: President of Trellus Management Company, LLC, General Partner Fax Number: (212) 245-4139
PORTER PARTNERS, L.P.
By:	Name: Jeffrey H. Porter Title: General Partner Fax Number: (415) 461-4405
TALKOT CROSSOVER FUND, L.P.
By:	Name: Thomas B. Akin Title: Managing General Partner Fax Number: (847) 655-6054
EXPRESS MARINE, INC.
By:	Name: Richard C. Walling, Jr. Title: Vice President Fax Number: (610) 354-8388

305 INVESTMENTS, L.P.
By:	Name: Richard C. Walling, Jr. Title: Managing Partner Fax Number: (610) 354-8388
By:	RICHARD C. WALLING, JR. Fax Number: (610) 354-8388
RUSSELL INVESTMENTS
By:	Name: John Russell Title: CEO Fax Number: (706) 467-0829
BALLYSHANNON FAMILY PARTNERSHIP, L.P.
By:	Name: Bruce E. Terker Title: President of Ballyshannon Partners, Inc., General Partner Fax Number: (610) 525-4591

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